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                                                                    EXHIBIT 23.2


                         Consent of Independent Auditors


The Board of Directors
Century Bancshares, Inc.


We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2000 relating to the consolidated balance sheets of Century Bancshares, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K of Century Bancshares, Inc.


                                       KPMG LLP

McLean, Virginia
March 30, 2001